Exhibit 11.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Qualification Amendment to the Offering Circular on Form 1-A (File No. 024-1175) pursuant to Regulation A of the Securities Act of 1933 of our report dated April 29, 2024, relating to the financial statements of Norfolk Commerce SPE LLC for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 11, 2024